Exhibit 99.1


                   New York Community Bancorp, Inc.
    Reports 1st Quarter 2006 Diluted Cash EPS of $0.27(1), Diluted Operating EPS of $0.26(2), and Diluted GAAP EPS of $0.25; Board of
           Directors Declares $0.25 Quarterly Cash Dividend

    WESTBURY, N.Y.--(BUSINESS WIRE)--April 26, 2006--New York
Community Bancorp, Inc. (NYSE: NYB):

    1st Quarter 2006 Highlights

    -- Loan originations totaled $1.8 billion during the quarter, boosting the loan portfolio to $18.1 billion at March 31, 2006.

    -- Non-performing assets represented 0.10% of total assets, while non-performing loans represented 0.14% of total loans.

    -- Securities declined to $5.4 billion, representing 19.9% of total assets.

    -- We repositioned $3.4 billion of wholesale borrowings, beginning in late December, reducing our funding costs and improving our interest rate sensitivity measures at March 31, 2006.

    -- Tangible stockholders' equity equaled 5.29% of tangible assets at quarter-end, excluding after-tax net unrealized losses on securities; including such losses, the ratio was 5.03%. (3)

    -- The average yield on interest-earning assets rose 10 basis points to 5.42%, linked quarter, boosted by an 11-basis point increase in the average yield on loans to 5.62%.

    -- Prepayment penalties increased 90.1%, linked quarter, to $10.2 million.

    -- The acquisition of Atlantic Bank of New York is scheduled for completion on Friday, April 28th. At March 31st, Atlantic Bank had total assets of approximately $2.6 billion, including loans of $1.2 billion, and total deposits of approximately $1.8 billion, including $1.5 billion of low-cost core deposit accounts.

    New York Community Bancorp, Inc. (NYSE: NYB), the holding company for New York Community Bank and New York Commercial Bank, today reported first quarter 2006 cash earnings of $71.9 million, or $0.27 per diluted share. The Company's first quarter 2006 cash earnings added $5.5 million, or 8.3%, more to its tangible capital at March 31, 2006 than its first quarter 2006 GAAP earnings alone. (1)(3)
    The Company recorded first quarter 2006 GAAP earnings of $66.4 million, or $0.25 per diluted share, which included an after-tax mark-to-market loss of $3.6 million, or $0.01 per diluted share, on interest rate swaps that hedge the Company's junior subordinated debentures. Excluding this loss, the Company generated operating earnings of $70.0 million, or $0.26 per diluted share, in the three months ended March 31, 2006. (2)
    The Company generated GAAP earnings of $91.1 million, or $0.35 per diluted share, in the year-earlier first quarter and $36.9 million, or $0.14 per diluted share, in the fourth quarter of 2005. Reflected in the latter amount was an after-tax charge of $34.0 million, or $0.13 per diluted share, recorded in connection with the acquisition of Long Island Financial Corp. on December 30, 2005.
    Commenting on the Company's performance, President and Chief Executive Officer Joseph R. Ficalora noted, "While our first quarter 2006 earnings reflect several favorable trends, including an increase in loan and asset yields and a meaningful rise in prepayment penalties, mostly reflected in non-interest income, these positive features were offset by the continued contraction of our net interest margin in the current rate environment.
    "While the five-year Constant Maturity Treasury rate rose 47 basis points over the course of the quarter, the fed funds rate rose 50 basis points, to 4.75%. As a result, the flatness of the yield curve continued, further pressuring our margin, and hindering earnings growth.
    "With our acquisition of Atlantic Bank of New York at the end of this week, the impact of the yield curve will be somewhat diminished, although the degree will clearly depend on the direction of interest rates in the months ahead. At the end of March, Atlantic Bank had total deposits of approximately $1.8 billion, including $1.5 billion of core deposit accounts. Included in the latter amount were non-interest-bearing deposits of approximately $500 million, representing about 27% of total deposits at quarter-end. More to the point, their margin was 3.26% in the first quarter. We look forward to completing the acquisition on Friday, and to seeing the benefits of this transaction reflected in our second quarter 2006 results.
    "The all-cash transaction will be funded with the proceeds of our recent common stock offering, which was announced on April 11th and completed on April 18th. We expect that the offering, in combination with the acquisition, will be accretive to both our tangible book value and our earnings in 2006," Mr. Ficalora said.

    Board of Directors Declares $0.25 Quarterly Cash Dividend

    "Consistent with our actions over the past eight quarters," Mr. Ficalora added, "the Board of Directors last night declared a quarterly cash dividend of $0.25. The dividend will be payable on May 16, 2006 to shareholders of record at the close of business on May 5, 2006. As we've stated before, our dividend is based not only on our GAAP earnings, but on the total contribution to capital made by the Company. In the first quarter, our total contribution to capital--or cash earnings--amounted to $71.9 million, exceeding our GAAP earnings by $5.5 million, or 8.3%."(1)

    Balance Sheet Summary

    At March 31, 2006, the Company recorded total assets of $27.1 billion, an increase of $853.3 million from the balance recorded at December 31, 2005. The increase was driven by loan production, with originations totaling $1.8 billion over the course of the quarter, boosting the balance of loans outstanding by $1.1 billion, or 6.5%, to $18.1 billion. The growth of the loan portfolio was partly offset by repayments totaling $717.8 million, and by the continuing reduction of the Company's securities portfolio. Securities totaled $5.4 billion at quarter-end, reflecting a $240.7 million decline from the year-end 2005 amount. Thus, while loans represented 66.9% of total assets, securities represented 19.9% at March 31, 2006.
    On the liability side of the balance sheet, deposits rose $198.3 million to $12.3 billion, including a $154.9 million increase in certificates of deposit ("CDs"), while wholesale borrowings rose $594.9 million to $10.3 billion. During this time, the Company repositioned $2.9 billion of its wholesale borrowings, in addition to the $465.0 million of wholesale borrowings it repositioned in late December 2005. As a result of the repositioning, which included the extension of $1.7 billion of wholesale borrowings to an average call date of 2.5 years with an average rate of 4.09%, the Company improved its one-year interest rate sensitivity gap at March 31, 2006. Upon completion of the Atlantic Bank acquisition, the Company expects to reduce its high-cost funding sources by approximately $1.3 billion, utilizing the cash flows produced by repayments and sales of the combined securities portfolio.
    Stockholders' equity totaled $3.3 billion at March 31, 2006, comparable to the year-end 2006 balance, and was equivalent to a book value of $12.39 per share.

    Loans

    At March 31, 2006, the Company recorded total loans of $18.1 billion, signifying a $1.1 billion, or 6.5%, increase from the balance recorded at December 31, 2005. The increase was fueled by originations totaling $1.8 billion, and tempered by loan repayments totaling $717.8 million.
    Multi-family loans accounted for $1.4 billion, or 73.8%, of the quarter's loan production, and for $13.9 billion, or 76.3%, of the total loan portfolio at March 31, 2006. The multi-family loan portfolio had an average principal balance of $3.7 million and an average loan-to-value ratio of 64.0% at that date. Reflecting the nature of the Company's multi-family loans, which historically have tended to refinance within three to five years of origination, the expected weighted average life of the portfolio was 3.6 years at quarter-end.
    Commercial real estate loans accounted for $2.9 billion of loans outstanding, and were up $6.9 million from the year-end 2005 amount. The increase was fueled by originations totaling $94.5 million, representing 5.2% of total loans produced in the first quarter of 2006. At March 31st, the portfolio had an average principal balance of $2.3 million and an average loan-to-value ratio of 57.9%. The expected weighted average life of the portfolio was 3.4 years at that date.
    Construction loans accounted for $970.3 million of total loans outstanding, a $116.1 million increase from the balance recorded at December 31, 2005. Originations totaled $295.5 million, and represented 16.1% of total loans produced in the three months ended March 31, 2006.
    Reflecting the addition of a commercial bank subsidiary at the end of December, the portfolio of other loans rose $8.0 million to $183.1 million at March 31, 2006.
    The growth in these portfolios was partly offset by an $11.2 million reduction in one-to-four family loans outstanding to $243.3 million, reflecting repayments and the Company's policy of originating such loans on a conduit basis and selling the loans to the conduit shortly after closing.
    While the volume of loans produced in the first quarter of 2006 was among the Company's most prolific, the volume is expected to be lower in the second quarter of the year. At the present time, the Company has a pipeline of approximately $850 million, including approximately $595 million of multi-family loans. The acquisition of Atlantic Bank is expected to add approximately $1.2 billion of loans to the Company's loan portfolio when the transaction is completed on April 28th.

    Asset Quality

    The Company's record of asset quality was extended in the current first quarter, as non-performing assets declined $2.1 million from the year-end 2005 balance to $26.8 million, and non-performing loans declined by the same amount to $25.5 million at March 31, 2006. Reflecting the linked-quarter reductions, the ratio of non-performing assets to total assets improved one basis point to 0.10%, while the ratio of non-performing loans to total loans improved two basis points, to 0.14%. Other real estate owned totaled $1.3 million at both March 31, 2006 and December 31, 2005.
    The balance of non-performing loans includes a $10.7 million credit that had been 90 days past due but still accruing interest at the end of December, and that was placed on non-accrual status at March 31, 2006. In connection with the reclassification of this credit, the Company reversed $1.2 million of previously accrued interest from interest income in the first quarter of 2006.
    Reflecting a first quarter 2006 charge-off of $99,000, the allowance for loan losses totaled $79.6 million at the close of the first quarter, representing 0.44% of total loans and 312.08% of non-performing loans. The charge-off consisted of an unsecured credit that had been acquired by the Company in a merger transaction.

    Securities

    Consistent with management's actions in the preceding seven quarters, the balance of securities continued to decline in the first quarter of 2006. Securities totaled $5.4 billion at March 31st, and represented 19.9% of total assets, as compared to $5.6 billion, representing 21.4% of total assets, at December 31, 2005. While securities thus declined $240.7 million, or 4.3%, on a linked-quarter basis, the March 31, 2006 balance reflects a year-over-year reduction of $1.2 billion, or 18.2%.
    Included in the portfolio at quarter-end were available-for-sale securities totaling $2.2 billion and held-to-maturity securities totaling $3.2 billion, down $169.6 million and $71.1 million, respectively, from the balances recorded at December 31, 2005. Mortgage-related securities represented $1.9 billion, or 83.9%, of available-for-sale securities at the close of the current first quarter, and $1.5 billion, or 48.5%, of securities held to maturity. Debt and equity ("other") securities accounted for $354.7 million of available-for-sale securities and for $1.6 billion of held-to-maturity securities at March 31, 2006.
    Reflecting the linked-quarter increase in market interest rates, the after-tax net unrealized loss on available-for-sale securities rose to $57.7 million from $43.4 million at December 31, 2005. At the same time, the after-tax net unrealized loss on securities transferred to held-to-maturity fell $916,000 to $11.6 million.
    In connection with the acquisition of Atlantic Bank, the Company expects to acquire a securities portfolio of approximately $1.2 billion. It is management's intention to reduce the combined portfolio of securities.

    Sources of Funds

    The growth of the loan portfolio was funded by four primary sources: the reduction of the securities portfolio through a combination of sales and repayments; cash flows generated through the repayment of loans; an increase in deposits; and an increase in wholesale borrowings.
    The cash flows from securities were approximately $223.0 million in the current first quarter, while the cash flows from loans amounted to $717.8 million. Deposits rose $198.3 million to $12.3 billion over the course of the quarter, while wholesale borrowings rose $594.9 million to $10.3 billion. The balance of wholesale borrowings is expected to decline in the second quarter, as the cash flows from the sale of securities from the combined portfolio are utilized to reduce the Company's high-cost sources of funds.
    Core deposits accounted for $6.9 billion of total deposits at the close of the current first quarter, and were up $43.4 million from the year-end 2005 amount. While savings accounts fell $74.0 million to $2.4 billion, the reduction was offset by a $103.6 million increase in NOW and money market accounts to $3.7 billion, largely reflecting brokered deposits, and by a $13.8 million increase in non-interest-bearing accounts to $859.7 million. The increase in core deposits was accompanied by a $154.9 million rise in CDs to $5.4 billion, the result of an ongoing marketing campaign.
    While increasing its balance of wholesale borrowings during the quarter, the Company also took steps to reduce its interest rate sensitivity. From late December 2005 through the close of the first quarter, the Company repositioned $3.4 billion of wholesale borrowings. During this time, the Company extended $1.7 billion of wholesale borrowings and modified another $1.7 billion, reducing the rate of interest and extending the maturity.
    As a result of these actions, the Company's interest rate sensitivity measures will reflect a linked-quarter improvement when they are reported in the Company's Quarterly Report on Form 10-Q in May.

    Stockholders' Equity

    The Company recorded stockholders' equity of $3.3 billion at March 31, 2006, down $251,000 from the balance recorded at December 31, 2005. The quarter-end amount was equivalent to 12.25% of total assets and a book value of $12.39 per share, based on 268,286,284 shares.
    Goodwill and core deposit intangibles totaled $2.1 billion at the close of the quarter, a $3.6 million reduction from the balance recorded at year-end. Tangible stockholders' equity thus totaled $1.3 billion at March 31, 2006, signifying a $3.3 million increase from the balance recorded at December 31, 2005. Excluding after-tax net unrealized losses on securities, the Company's tangible stockholders' equity equaled 5.29% of total tangible assets at the close of the current first quarter, as compared to 5.41% at December 31, 2005. Including after-tax net unrealized losses on securities, the respective measures were 5.03% and 5.19%.(3)
    The modest increase in tangible stockholders' equity reflects the $71.9 million of cash earnings generated by the Company in the current first quarter, including net income of $66.4 million and additional contributions to tangible stockholders' equity of $5.5 million.(1)(3) During the quarter, the Company paid dividends totaling $67.0 million and allocated $2.1 million toward stock repurchases.
    At March 31, 2006, the Company's capital ratios continued to exceed the minimum federal requirements for a bank holding company. In addition, the capital ratios for New York Community Bank and New York Commercial Bank continued to exceed the minimum levels required for classification as a "well capitalized" institution under the FDIC Improvement Act. In particular, New York Community Bank had a Tier 1 leverage capital ratio of 8.34% and a total risk-based capital ratio of 15.36%.

    Earnings Summary

    Net Interest Income

    In the first quarter of 2006, the Company recorded net interest income of $128.7 million, up $64,000 from the trailing quarter amount. The increase, albeit modest, was the first in seven quarters, and was the net effect of a $25.2 million rise in interest income to $319.5 million and a $25.2 million rise in interest expense to $190.7 million.
    The rise in interest income stemmed from a $1.5 billion increase in average interest-earning assets to $23.6 billion and a 10-basis point increase in the average yield to 5.42%. During the quarter, the average balance of loans rose $1.5 billion, or 9.1%, to $17.6 billion, while the average yield rose 11 basis points to 5.62%. As a result, the interest income produced by loans rose $24.7 million to $247.5 million in the first quarter of 2006. The higher average balance reflects the volume of loans produced during the quarter, as well as the full-quarter benefit of the loans acquired in the Long Island Financial transaction on December 30, 2005. The higher yield reflects the increase in the five-year Constant Maturity Treasury rate during the quarter, as well as the high volume of loans produced.
    The Long Island Financial transaction also accounted for an increase in the interest income produced by debt and equity securities, which averaged $2.4 billion in the first quarter, as compared to $2.2 billion in the fourth quarter of 2005. The increase in the average balance reflects the securities acquired in the transaction, and was partly offset by a 16-basis point decline in the average yield on such assets to 5.73%.
    The increase in interest income was partly offset by a decline in the interest income attributable to mortgage-related securities, which fell $1.9 million to $37.4 million in the first quarter of 2006. The reduction was the combined effect of a $180.1 million decline in the average balance to $3.6 billion and a one-basis point decline in the average yield to 4.19%.
    The linked-quarter increase in interest expense was the net effect of a $1.4 billion rise in average interest-bearing liabilities to $22.4 billion and a 35-basis point rise in the average cost of such funds to 3.45%. While the higher cost was largely attributable to the 50-basis point rise in the fed funds rate as the balance of funding sources was rising, the higher balance itself reflects the deposits and wholesale borrowings acquired in the Long Island Financial transaction, the Company's use of brokered deposits, and the result of its campaign to attract CDs.
    Core deposits generated first quarter 2006 interest expense of $29.0 million, signifying a linked-quarter increase of $7.5 million. The increase was attributable to a $555.4 million rise in the average balance to $6.8 billion, coupled with a 36-basis point rise in the average cost of such funds to 1.73%. CDs produced interest expense of $48.5 million, up $7.7 million, linked quarter, the result of a $278.0 million rise in the average balance to $5.3 billion and a 49-basis point rise in the average cost to 3.72%.
    Borrowed funds generated first quarter 2006 interest expense of $113.2 million, a $9.9 million increase from the trailing-quarter amount. The increase was attributable to a $663.1 million rise in the average balance to $11.1 billion, and a 25-basis point rise in the average cost of such funds to 4.14%.
    Notwithstanding the modest rise in net interest income, the Company's net interest margin declined 23 basis points to 2.14% in the current first quarter from the measure recorded in the fourth quarter of 2005. While the bulk of the margin contraction was due to the rise in short-term interest rates and the higher balance of interest-bearing funding sources, two other factors contributed to the linked-quarter decline. First, while prepayment penalties rose $4.8 million to $10.2 million over the course of the quarter, only $2.0 million of the total amount was recorded as interest income. In addition, the degree of margin contraction reflects the reversal of $1.2 million of interest income in connection with the placement of a loan on non-accrual status, as previously discussed.

    Non-interest Income

    Non-interest income rose $1.2 million to $27.3 million in the first quarter of 2006 from the level recorded in the fourth quarter of 2005.
    The increase was supported by a $4.2 million rise in fee income to $16.5 million, a $228,000 rise in other income to $14.1 million, and net securities gains of $2.8 million. The increase in fee income was largely attributable to a $3.7 million rise in prepayment penalties to $8.2 million, reflecting an increase in multi-family loan refinancing activity. The increase in other income was primarily attributable to a rise in revenues from Peter B. Cannell & Co., Inc., a subsidiary investment advisory firm.
    These contributing factors were partly offset by a pre-tax mark-to-market loss of $6.1 million on the Company's interest rate swaps. In 2003, the Company entered into four interest rate swap agreements to hedge the interest rate risk inherent in certain of its junior subordinated debentures. Prior to 2006, the Company had applied a method of fair value hedge accounting (the "short-cut" method) under Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," that assumed the full effectiveness of the hedging transactions. However, pursuant to recent developments, the Company has concluded that the swap transactions do not qualify for the short-cut method and, as a result, the cumulative change in fair value of the derivatives should have been recorded in earnings with no corresponding offset to the hedged item.
    The Company believes that its interest rate swaps have been, and will continue to be, effective economic hedges. However, because the swap transactions do not qualify for the short-cut method of accounting, the Company has re-designated three of the swaps associated with these transactions as fair value hedges under the "long-haul" accounting method under SFAS No. 133, and classified one swap as a trading position, effective March 31, 2006. There was no impact on the Company's cash flows resulting from this change.

    Non-interest Expense

    The Company recorded first quarter 2006 non-interest expense of $58.6 million, as compared to $89.4 million in the fourth quarter of 2005. Included in the fourth quarter 2005 amount was a pre-tax charge of $36.6 million recorded in operating expenses to reflect the allocation of ESOP shares in connection with the acquisition of Long Island Financial.
    Absent the merger-related charge, the linked-quarter increase in non-interest expense reflects a $5.5 million rise in operating expenses to $55.3 million, and a $376,000 increase in the amortization of core deposit intangibles to $3.3 million. Both increases were attributable to the Long Island Financial transaction, which added 12 locations to the branch network, while increasing the number of employees and the balance of core deposit intangibles.
    Excluding the merger-related charge in the fourth quarter of 2005, compensation and benefits rose $4.6 million to $29.5 million, while occupancy and equipment expenses rose $1.0 million, to $12.1 million. These increases were partly offset by a $77,000 decline in general and administrative expenses to $12.5 million and a $119,000 reduction in other expenses to $1.2 million.
    Reflecting the reduction in operating expenses and the rise in net interest income and operating income, the efficiency ratio equaled 35.44% in the first quarter of 2006.

    Income Tax Expense

    The Company recorded first quarter 2006 income tax expense of $31.1 million, as compared to $28.5 million in the fourth quarter of 2005. The increase was attributable to a $32.0 million rise in pre-tax income to $97.4 million, which was tempered by a reduction in the effective tax rate to 31.9% from 43.6%. The higher effective tax rate in the trailing quarter largely reflects the impact of the pre-tax merger-related charge of $36.6 million that was recorded in fourth quarter 2005 operating expenses.

    Post-Earnings Conference Call

    The Company will host a conference call on April 26, 2006 at 9:30 a.m. (ET) to discuss the highlights of its first quarter 2006 performance and strategies, and the upcoming acquisition of Atlantic Bank of New York. The conference call may be accessed by dialing 800-811-8830 (for domestic calls) or 913-981-4904 (for international calls) and providing the following access code: 4542843. A replay of the conference call will be available approximately two hours following completion of the call through midnight on May 5th, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be web cast, and may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The web cast will be archived through 5:00 p.m. on May 8, 2006.

    New York Community Bancorp, Inc. is the $27.1 billion holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. A New York State-chartered savings bank with 137 offices serving New York City, Long Island, Westchester County, and northern New Jersey, New York Community Bank is the third largest thrift depository in the New York metropolitan region, and operates through seven local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. Upon completion of the Atlantic Bank of New York transaction on the 28th of April, New York Commercial Bank will have 29 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com.

    Forward-looking Statements and Associated Risk Factors

    This release, like other written and oral communications presented by the Company and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, are generally identified by use of the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to, general economic conditions and trends, either nationally or locally in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers' businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services within existing lines of business in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in banking, securities, tax, environmental, and insurance laws, regulations, and policies, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; changes in legislation and regulation; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.
    In addition to the factors described above, the following factors, among others, could cause the actual results of the pending transaction with Atlantic Bank of New York to differ materially from our stated expectations: the ability of the Company and Atlantic Bank of New York to consummate the transaction; and a materially adverse change in the financial condition of the Company or Atlantic Bank of New York, including changes in the financial condition of Atlantic Bank of New York from the condition determined to exist based on the due diligence we performed in connection with our consideration of the acquisition.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as may be required by applicable law or regulation, the Company disclaims any obligation to update any forward-looking statements.

    (1) Please see the reconciliation of GAAP and cash earnings on page 13 of this release.
    (2) Please see the reconciliation of GAAP and operating earnings on page 14 of this release.
    (3) Please see the reconciliation of stockholders' equity and tangible stockholders' equity on page 15 of this release.



                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                   (in thousands, except share data)

                                             March 31,   December 31,
                                               2006          2005
                                            ------------  ------------
Assets                                      (unaudited)
Cash and cash equivalents                  $   191,978   $   231,803
Securities available for sale:
    Mortgage-related securities              1,854,890     1,967,770
    Other securities                           354,719       411,444
Securities held to maturity:
    Mortgage-related securities (fair
     market value of $1,424,658 and
     $1,510,387, respectively)               1,545,226     1,606,468
    Other securities (fair market value of
     $1,629,811 and $1,659,670,
     respectively)                           1,641,714     1,651,570
                                            ------------  ------------
Total securities                             5,396,549     5,637,252
Mortgage loans:
    Multi-family                            13,852,316    12,857,210
    Commercial real estate                   2,894,386     2,887,452
    Construction                               970,295       854,161
    1-4 family                                 243,293       254,510
                                            ------------  ------------
Total mortgage loans                        17,960,290    16,853,333
Other loans                                    183,058       175,069
                                            ------------  ------------
Total loans                                 18,143,348    17,028,402
Less: Allowance for loan losses                (79,606)      (79,705)
                                            ------------  ------------
Loans, net                                  18,063,742    16,948,697
Federal Home Loan Bank of New York stock,
 at cost                                       368,247       330,212
Premises and equipment, net                    138,358       140,279
Goodwill                                     1,981,053     1,980,689
Core deposit intangibles                        82,614        86,533
Other assets                                   914,483       928,240
                                            ------------  ------------
Total assets                               $27,137,024   $26,283,705
                                            ============  ============

Liabilities and Stockholders' Equity
Deposits:
    NOW and money market accounts          $ 3,680,551   $ 3,576,983
    Savings accounts                         2,360,998     2,434,990
    Certificates of deposit                  5,401,954     5,247,029
    Non-interest-bearing accounts              859,679       845,897
                                            ------------  ------------
Total deposits                              12,303,182    12,104,899
                                            ------------  ------------
Official checks outstanding                     20,960        43,438
Borrowed funds:
    Wholesale borrowings                    10,312,322     9,717,392
    Junior subordinated debentures             456,849       454,197
    Other borrowings                           356,176       357,069
                                            ------------  ------------
Total borrowed funds                        11,125,347    10,528,658
Mortgagors' escrow                             138,945        63,051
Other liabilities                              223,964       218,782
                                            ------------  ------------
Total liabilities                           23,812,398    22,958,828
                                            ------------  ------------
Stockholders' equity:
    Preferred stock at par $0.01
     (5,000,000 shares authorized; none
     issued)                                        --            --
    Common stock at par $0.01 (600,000,000
     shares authorized; 273,396,452 shares
     issued; 270,374,542 and 269,776,791
     shares outstanding, respectively)           2,734         2,734
    Paid-in capital in excess of par         3,013,993     3,012,655
    Retained earnings (partially
     restricted)                               476,993       475,501
    Less: Treasury stock (3,021,910 and
           3,619,661 shares, respectively)     (90,101)     (100,169)
          Unallocated common stock held by
           ESOP                                 (6,578)       (6,874)
          Common stock held by SERP and
           Deferred Compensation Plans          (3,113)       (3,113)
    Net unrealized loss on securities
     available for sale, net of tax            (57,720)      (43,359)
    Net unrealized loss on securities
     transferred to held to maturity, net
     of tax                                    (11,582)      (12,498)
                                            ------------  ------------
Total stockholders' equity                   3,324,626     3,324,877
                                            ------------  ------------
Total liabilities and stockholders' equity $27,137,024   $26,283,705
                                            ============  ============


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)
                              (unaudited)

                                      For the Three Months Ended
                                 -------------------------------------
                                  March 31,   December 31,  March 31,
                                    2006         2005         2005
                                 ------------ ------------ -----------
Interest Income:
    Mortgage and other loans      $247,465      $222,804     $188,292
    Mortgage-related securities     37,438        39,364       59,997
    Other securities                34,408        31,945       33,901
    Money market investments           166           146          204
                                   ---------     --------     --------
Total interest income              319,477       294,259      282,394
                                   ---------     --------     --------

Interest Expense:
    NOW and money market accounts   26,349        18,559       12,391
    Savings accounts                 2,658         2,939        4,003
    Certificates of deposit         48,492        40,751       20,088
    Borrowed funds                 113,184       103,278       87,090
    Mortgagors' escrow                  54            56           66
                                   ---------     --------     --------
Total interest expense             190,737       165,583      123,638
                                   ---------     --------     --------
       Net interest income         128,740       128,676      158,756
Provision for loan losses               --            --           --
                                   ---------     --------     --------
       Net interest income after
        provision for loan losses  128,740       128,676      158,756
                                   ---------     --------     --------

Non-interest Income:
    Fee income                      16,484        12,239       12,911
    Net securities gains             2,823            --           48
    Loss on mark-to-market of
     interest rate swaps            (6,071)           --           --
    Other                           14,098        13,870       19,049
                                   ---------     --------     --------
Total non-interest income           27,334        26,109       32,008
                                   ---------     --------     --------

Non-interest Expense:
Operating expenses:
    Compensation and benefits       29,541        61,497       25,401
    Occupancy and equipment         12,060        11,021       11,388
    General and administrative      12,510        12,587       11,988
    Other                            1,208         1,327        1,856
                                   ---------     --------     --------
Total operating expenses            55,319        86,432       50,633
    Amortization of core deposit
     intangibles                     3,306         2,930        2,943
                                   ---------     --------     --------
Total non-interest expense          58,625        89,362       53,576
                                   ---------     --------     --------
Income before income taxes          97,449        65,423      137,188
Income tax expense                  31,074        28,507       46,106
                                   ---------     --------     --------
       Net Income                  $66,375       $36,916      $91,082
                                   ========      ========     ========

       Basic earnings per share      $0.25         $0.14        $0.35
                                     ======        ======       ======
       Diluted earnings per share    $0.25         $0.14        $0.35
                                     ======        ======       ======


                   NEW YORK COMMUNITY BANCORP, INC.
               RECONCILIATION OF GAAP AND CASH EARNINGS

Although cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that cash earnings are important because of their contribution to tangible stockholders' equity.(1)

The Company calculates cash earnings by adding back to GAAP earnings certain items that have been charged against net income, but that have been added back to tangible stockholders' equity. Unlike other expenses incurred by the Company, such charges represent contributions to, not reductions of, tangible stockholders' equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its financial performance and to compare its performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings may differ from that of other companies reporting measures with similar names.

A reconciliation of the Company's GAAP and cash earnings for the three months ended March 31, 2006, December 31, 2005, and March 31, 2005 follows:

                                        For the Three Months Ended
                                     ---------------------------------
                                     March 31,  December 31, March 31,
(in thousands, except per share data)  2006        2005        2005
                                     ---------- ------------ ---------
GAAP earnings                         $66,375     $36,916     $91,082
Additional contributions to tangible
 stockholders' equity:
    Amortization and appreciation of
     shares held in ESOP (2)            1,615      38,242       1,844
    Associated tax benefits                19         302       1,149
    Dividends on unallocated ESOP
     shares                               546       1,164       1,164
    Amortization of core deposit
     intangibles                        3,306       2,930       2,943
                                       -------     -------     -------
Total additional contributions to
 tangible stockholders' equity          5,486      42,638       7,100
                                       -------     -------     -------
Cash earnings                         $71,861     $79,554     $98,182
                                       =======     =======     =======

Diluted GAAP earnings per share         $0.25       $0.14       $0.35
Additional contributions to diluted
 GAAP earnings per share:
    Amortization and appreciation of
     shares held in ESOP (2)             0.01        0.15        0.01
    Associated tax benefits                --          --          --
    Dividends on unallocated ESOP
     shares                                --          --          --
    Amortization of core deposit
     intangibles                         0.01        0.01        0.01
                                       -------     -------     -------
Total additional contributions to
 diluted GAAP earnings per share         0.02        0.16        0.02
                                       -------     -------     -------
Diluted cash earnings per share         $0.27       $0.30       $0.37
                                        ======      ======      ======

(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity on page 15 of this release.

(2) The amount for the three months ended December 31, 2005 includes the pre-tax non-cash merger-related charge of $36.6 million.


                   NEW YORK COMMUNITY BANCORP, INC.
             RECONCILIATION OF GAAP AND OPERATING EARNINGS

Although operating earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that operating earnings are an important indication of its ability to generate earnings through ongoing operations.

The Company calculated its operating earnings for the three months ended March 31, 2006 by adding back to non-interest income the loss of $6.1 million on the mark-to-market of interest rate swaps. The Company calculated its operating earnings for the three months ended December 31, 2005 by subtracting from non-interest expense the non-cash charge incurred in connection with the acquisition of Long Island Financial Corp. on December 30, 2005 (the "merger-related charge").

Because operating earnings reflect only those income and expense items that are generally recurring, the Company believes that they are useful to investors seeking to evaluate its ongoing operating performance and to compare its performance with other companies in the banking industry that also report operating earnings. Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its operating earnings may differ from that of other companies reporting measures with similar names.

A reconciliation of the Company's GAAP and operating earnings for the three months ended March 31, 2006 and December 31, 2005 follows. For the three months ended March 31, 2005, the Company's GAAP and operating earnings were the same.

                                        For the Three Months Ended
                                    ----------------------------------
(in thousands, except per share      March 31,  December 31, March 31,
 data)                                 2006        2005        2005
                                    ----------  -----------  ---------
GAAP earnings                        $66,375      $36,916     $91,082
Adjustments to GAAP earnings:
    Loss on mark-to-market of
     interest rate swaps               6,071           --          --
    Merger-related charge                 --       36,588          --
Income tax effect on adjustments      (2,434)      (2,598)         --
                                      --------     --------    -------
Operating earnings                   $70,012      $70,906     $91,082
                                     ========     ========    =======

Diluted GAAP earnings per share        $0.25        $0.14       $0.35
Adjustments to diluted GAAP earnings
 per share:
    Loss on mark-to-market of
     interest rate swaps                0.01           --          --
    Merger-related charge                 --         0.13          --
                                      --------     --------    -------
Diluted operating earnings per share   $0.26        $0.27       $0.35
                                       ======       ======      ======


                   NEW YORK COMMUNITY BANCORP, INC.
                RECONCILIATION OF STOCKHOLDERS' EQUITY
      AND TANGIBLE STOCKHOLDERS' EQUITY, AND THE RELATED MEASURES

Although tangible stockholders' equity is not a measure of capital calculated in accordance with GAAP, the Company believes that it is an important indication of its ability to grow both organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies, including the repurchase of Company shares.

The Company calculates tangible stockholders' equity by subtracting from stockholders' equity the total of its goodwill and core deposit intangibles ("CDI"). To calculate its ratio of tangible stockholders' equity to tangible assets, the Company subtracts the total of goodwill and CDI from both stockholders' equity and total assets. The Company's tangible book value is calculated by dividing its tangible stockholders' equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders' equity, the Company adds the amortization of CDI, net of tax, back to net income and divides its adjusted net income by its average tangible assets and average tangible stockholders' equity, respectively. Average tangible stockholders' equity is calculated by subtracting average goodwill and average CDI from average stockholders' equity.

Tangible stockholders' equity should not be considered in isolation or as a substitute for stockholders' equity or any other capital measure prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders' equity and the related tangible capital measures may differ from that of other companies reporting measures of capital with similar names.

A reconciliation of the Company's stockholders' equity and tangible stockholders' equity and the related measures for the three months ended March 31, 2006, December 31, 2005, and March 31, 2005 follows:

                                At or for the Three Months Ended
                           -------------------------------------------
(in thousands)               March 31,     December 31,    March 31,
                               2006           2005           2005
                           -------------  -------------  -------------
Total stockholders' equity $ 3,324,626    $ 3,324,877    $ 3,198,597
Less: Goodwill              (1,981,053)    (1,980,689)    (1,937,680)
      Core deposit
       intangibles             (82,614)       (86,533)       (84,610)
                            ------------   ------------   ------------
Tangible stockholders'
 equity                    $ 1,260,959    $ 1,257,655    $ 1,176,307

Total assets               $27,137,024    $26,283,705    $24,612,444
Less: Goodwill              (1,981,053)    (1,980,689)    (1,937,680)
      Core deposit
       intangibles             (82,614)       (86,533)       (84,610)
                            ------------   ------------   ------------
Tangible assets            $25,073,357    $24,216,483    $22,590,154

Average stockholders'
 equity                    $ 3,302,925    $ 3,176,719    $ 3,168,783
Less: Average goodwill      (1,979,991)    (1,938,147)    (1,951,052)
      Average core
       deposit intangibles     (85,354)       (77,805)       (86,235)
                            ------------   ------------   ------------
Average tangible
 stockholders' equity      $ 1,237,580    $ 1,160,767    $ 1,131,496

Average assets             $26,777,707    $25,246,283    $24,252,148
Less: Average goodwill      (1,979,991)    (1,938,147)    (1,951,052)
      Average core deposit
       intangibles             (85,354)       (77,805)       (86,235)
                            ------------   ------------   ------------
Average tangible assets    $24,712,362    $23,230,331    $22,214,861

Net income                     $66,375        $36,916        $91,082
Add: Amortization of core
      deposit intangibles,
      net of tax                 1,986          1,760          1,768
                            ------------   ------------   ------------
Adjusted net income            $68,361        $38,676        $92,850


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                             Three Months Ended
                                      --------------------------------
                                               March 31, 2006
                                      --------------------------------
                                                               Average
                                        Average                Yield/
                                        Balance     Interest    Cost
                                      ------------  ---------  -------
Assets:
 Interest-earning assets:
   Mortgage and other loans, net      $17,624,144   $247,465    5.62 %
   Mortgage-related securities          3,570,039     37,438    4.19
   Other securities                     2,401,514     34,408    5.73
   Money market investments                16,814        166    4.00
                                       -----------   --------  -------
 Total interest-earning assets         23,612,511    319,477    5.42
 Non-interest-earning assets            3,165,196
                                       -----------
 Total assets                         $26,777,707
                                       ===========
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
   NOW and money market accounts      $ 3,561,459   $ 26,349    3.00 %
   Savings accounts                     2,389,609      2,658    0.45
   Certificates of deposit              5,283,851     48,492    3.72
   Mortgagors' escrow                     106,149         54    0.21
                                       -----------   --------  -------
 Total interest-bearing deposits       11,341,068     77,553    2.77
   Borrowed funds                      11,081,905    113,184    4.14
                                       -----------   --------  -------
 Total interest-bearing liabilities    22,422,973    190,737    3.45
 Non-interest-bearing deposits            833,156
 Other liabilities                        218,653
                                       -----------
 Total liabilities                     23,474,782
 Stockholders' equity                   3,302,925
                                       -----------
 Total liabilities and stockholders'
  equity                              $26,777,707
                                       ===========
 Net interest income/interest rate
  spread                                            $128,740    1.97 %
                                                     ========  =======

 Net interest-earning assets/net
  interest margin                      $1,189,538               2.14 %
                                       ===========             =======

 Ratio of interest-earning assets to
  interest-bearing liabilities                                  1.05 x
                                                               =======

 Core deposits                         $6,784,224    $29,007    1.73 %
                                       ===========   ========  =======


                                             Three Months Ended
                                       -------------------------------
                                              December 31, 2005
                                        ------------------------------
                                                               Average
                                          Average              Yield/
                                          Balance    Interest   Cost
                                        ------------ --------- -------
Assets:
 Interest-earning assets:
   Mortgage and other loans, net        $16,160,147  $222,804   5.51 %
   Mortgage-related securities            3,750,175    39,364   4.20
   Other securities                       2,170,703    31,945   5.89
   Money market investments                  15,565       146   3.72
                                         -----------  -------- -------
 Total interest-earning assets           22,096,590   294,259   5.32
 Non-interest-earning assets              3,149,693
                                         -----------
 Total assets                           $25,246,283
                                         ===========
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
   NOW and money market accounts        $ 3,099,808  $ 18,559   2.38 %
   Savings accounts                       2,384,120     2,939   0.49
   Certificates of deposit                5,005,881    40,751   3.23
   Mortgagors' escrow                       118,783        56   0.19
                                         -----------  -------- -------
 Total interest-bearing deposits         10,608,592    62,305   2.33
   Borrowed funds                        10,418,821   103,278   3.89
                                         -----------  -------- -------
 Total interest-bearing liabilities      21,027,413   165,583   3.10
 Non-interest-bearing deposits              744,854
 Other liabilities                          297,297
                                         -----------
 Total liabilities                       22,069,564
 Stockholders' equity                     3,176,719
                                         -----------
 Total liabilities and stockholders'
  equity                                $25,246,283
                                         ===========
 Net interest income/interest rate
  spread                                             $128,676   2.22 %
                                                      ======== =======

 Net interest-earning assets/net
  interest margin                        $1,069,177             2.37 %
                                         ===========           =======

 Ratio of interest-earning assets to
  interest-bearing liabilities                                  1.05 x
                                                               =======

 Core deposits                           $6,228,782   $21,498   1.37 %
                                         ===========  ======== =======


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                        Three Months Ended March 31,
                                      --------------------------------
                                                    2006
                                       -------------------------------
                                                               Average
                                        Average                Yield/
                                        Balance     Interest    Cost
                                      ------------  ---------  -------
Assets:
 Interest-earning assets:
   Mortgage and other loans, net      $17,624,144   $247,465    5.62 %
   Mortgage-related securities          3,570,039     37,438    4.19
   Other securities                     2,401,514     34,408    5.73
   Money market investments                16,814        166    4.00
                                       -----------   --------  -------
 Total interest-earning assets         23,612,511    319,477    5.42
 Non-interest-earning assets            3,165,196
                                       -----------
 Total assets                         $26,777,707
                                       ===========
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
   NOW and money market accounts      $ 3,561,459   $ 26,349    3.00 %
   Savings accounts                     2,389,609      2,658    0.45
   Certificates of deposit              5,283,851     48,492    3.72
   Mortgagors' escrow                     106,149         54    0.21
                                       -----------   --------  -------
Total interest-bearing deposits        11,341,068     77,553    2.77
   Borrowed funds                      11,081,905    113,184    4.14
                                       -----------   --------  -------
 Total interest-bearing liabilities    22,422,973    190,737    3.45
 Non-interest-bearing deposits            833,156
 Other liabilities                        218,653
                                       -----------
 Total liabilities                     23,474,782
 Stockholders' equity                   3,302,925
                                       -----------
 Total liabilities and stockholders'
  equity                              $26,777,707
                                       ===========
 Net interest income/interest rate
  spread                                            $128,740    1.97 %
                                                     ========  =======

 Net interest-earning assets/net
  interest margin                      $1,189,538               2.14 %
                                       ===========             =======

 Ratio of interest-earning assets to
  interest-bearing liabilities                                  1.05 x
                                                               =======

 Core deposits                         $6,784,224    $29,007    1.73 %
                                       ===========   ========  =======

                                         Three Months Ended March 31,
                                       -------------------------------
                 2005
                                        ------------------------------
                                                               Average
                                         Average               Yield/
                                         Balance    Interest    Cost
                                       ------------ ---------  -------
Assets:
 Interest-earning assets:
   Mortgage and other loans, net       $13,750,424  $188,292    5.48 %
   Mortgage-related securities           4,965,405    59,997    4.83
   Other securities                      2,203,656    33,901    6.15
   Money market investments                 31,311       204    2.61
                                        -----------  --------  -------
 Total interest-earning assets          20,950,796   282,394    5.39
 Non-interest-earning assets             3,301,352
                                        -----------
 Total assets                          $24,252,148
                                        ===========
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
   NOW and money market accounts       $ 3,003,076  $ 12,391    1.65 %
   Savings accounts                      2,921,826     4,003    0.55
   Certificates of deposit               3,737,918    20,088    2.15
   Mortgagors' escrow                       89,733        66    0.29
                                        -----------  --------  -------
Total interest-bearing deposits          9,752,553    36,548    1.50
   Borrowed funds                       10,302,170    87,090    3.38
                                        -----------  --------  -------
 Total interest-bearing liabilities     20,054,723   123,638    2.47
 Non-interest-bearing deposits             728,524
 Other liabilities                         300,118
                                        -----------
 Total liabilities                      21,083,365
 Stockholders' equity                    3,168,783
                                        -----------
 Total liabilities and stockholders'
  equity                               $24,252,148
                                        ===========
 Net interest income/interest rate
  spread                                            $158,756    2.92 %
                                                     ========  =======

 Net interest-earning assets/net
  interest margin                         $896,073              3.03 %
                                          =========            =======

 Ratio of interest-earning assets to
  interest-bearing liabilities                                  1.04 x
                                                               =======

 Core deposits                          $6,653,426   $16,394    0.99 %
                                        ==========   ========   ======


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
        (dollars in thousands, except share and per share data)
                              (unaudited)

                                  For the Three Months Ended
                        ---------------------------------------------
                           March 31,     December 31,     March 31,
                             2006            2005           2005
                        --------------  --------------  --------------
CASH EARNINGS DATA: (1)
Cash earnings                 $71,861         $79,554        $98,182
Basic cash earnings per
 share                           0.27            0.30           0.38
Diluted cash earnings
 per share                       0.27            0.30           0.37
Cash return on average
 assets                          1.07 %          1.26 %         1.62 %
Cash return on average
 tangible assets (2)             1.16            1.37           1.77
Cash return on average
 stockholders' equity            8.70           10.02          12.39
Cash return on average
 tangible stockholders'
 equity (2)                     23.23           27.41          34.71
Cash efficiency ratio
 (3)                            34.41           31.13          25.58

GAAP EARNINGS DATA:
Net income                    $66,375         $36,916        $91,082
 Basic earnings per
  share                          0.25            0.14           0.35
Diluted earnings per
 share                           0.25            0.14           0.35
Return on average assets         0.99 %          0.58 %         1.50 %
Return on average
 tangible assets (2)             1.11            0.67           1.67
Return on average
 stockholders' equity            8.04            4.65          11.50
Return on average
 tangible stockholders'
 equity (2)                     22.10           13.33          32.82
Efficiency ratio (3)            35.44           55.84          26.54
Operating expenses to
 average assets                  0.83            1.37           0.84
Interest rate spread             1.97            2.22           2.92
Net interest margin              2.14            2.37           3.03
Shares used for basic
 EPS computation          266,948,853     260,978,950    259,872,413
Shares used for diluted
 EPS computation          268,620,320     262,537,355    262,274,300

OPERATING EARNINGS DATA:
 (4)
Operating earnings            $70,012         $70,906        $91,082
Basic earnings per share         0.26            0.27           0.35
Diluted earnings per
 share                           0.26            0.27           0.35
Return on average assets         1.05 %          1.12 %         1.50 %
Return on average
 tangible assets (2)             1.17            1.25           1.67
Return on average
 stockholders' equity            8.48            8.93          11.50
Return on average
 tangible stockholders'
 equity (2)                     23.27           25.04          32.82
Efficiency ratio (3)            34.12           32.20          26.54

(1) Please see the reconciliation of GAAP and cash earnings on page 13 of this release.

(2) Please see the reconciliation of stockholders' equity and tangible stockholders' equity on page 15 of this release.

(3) The Company calculates its cash and GAAP efficiency ratios by dividing the respective operating expenses by the respective sums of its net interest income and non-interest income. To calculate its operating efficiency ratio for the three months ended March 31, 2006, the Company excluded from non-interest income the $6.1 million loss on the mark-to-market of interest rate swaps. To calculate its operating efficiency ratio for the three months ended December 31, 2005, the Company excluded from its operating expenses the $36.6 million non-cash charge stemming from the acquisition of Long Island Financial (the "merger-related charge"). Please see the reconciliations of GAAP and cash earnings and GAAP and operating earnings on pages 13 and 14 of this release.

(4) Please see the reconciliation of GAAP and operating earnings on page 14 of this release.


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                              (unaudited)

                                         At March 31,  At December 31,
                                             2006           2005
                                       --------------- ---------------
BALANCE SHEET DATA:
Book value per share                          $12.39          $12.43
Tangible book value per share (1)               4.70            4.70
Stockholders' equity to total assets           12.25 %         12.65 %
Tangible stockholders' equity to
 tangible assets (1)                            5.03            5.19
Tangible stockholders' equity to
 tangible assets excluding after-tax
 net unrealized losses on
 securities (1)                                 5.29            5.41
Shares used for book value and tangible
 book value computation (1)              268,286,284     267,594,393
Total shares issued and outstanding      270,374,542     269,776,791

ASSET QUALITY RATIOS:
Non-performing loans to total loans             0.14 %          0.16 %
Non-performing assets to total assets           0.10            0.11
Allowance for loan losses to non-
 performing loans                             312.08          289.17
Allowance for loan losses to total
 loans                                          0.44            0.47

(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity on page 15 of this release.




    CONTACT: New York Community Bancorp, Inc.
             Investor Relations:
             Ilene A. Angarola, 516-683-4420